Pricing Supplement No.  J010    Dated  07/22/99            Rule 424(b)(2)
Prospectus Supplement dated December 5, 1997              File No. 333-38931
(To Prospectus dated December 1, 1997 )

SALOMON SMITH BARNEY HOLDINGS INC.

NOTES, SERIES J
Due More Than Nine Months from Date of Issue

Principal Amount:     $25,000,000.00

Issue Price:     100.00000%

Proceeds to Company on original issuance:     $25,000,000.00

Commission or Discount on original issuance:     $0.00

Salomon Smith Barney Inc.'s capacity on original issuance:| |  As agent
    If as principal                                     |X|  As principal
       | |  The Notes are being offered at varying prices related
	    to prevailing market conditions but not to exceed 100.00000 %. |X| The Notes are being offered at a fixed initial public
	    offering price of 100.00000 % of Principal Amount.
Original Issue Date:     08/12/99

Stated Maturity:     08/12/2009

Interest Rate:     7.125000%

Interest Payment Dates:

   |X|  Monthly.
   | |  Quarterly
   | |  Semi-annually.
   Beginning on September 12th, 1999 & the 12th day of every month thereafter.


Amortizing Note:         | |  Yes       |X|  No
   Amortization Schedule:

Optional Redemption:   |X|  Yes   | |  No
Optional Redemption Dates: Optional redemption beginning on August 12,2001
			   and on any interest payment date thereafter.
Redemption Prices: At par.
Redemption: | | In whole only and not in part |x| May be in whole or in part

Optional Repayment:       | |  Yes     |X|  No
   Optional Repayment Dates:
   Optional Repayment Prices:

Survivor's Option:        |X|  Yes       | |  No

Discount Note:   | |  Yes   |X|  No
   Total Amount of OID:
   Bond Yield to Call    :
   Bond Yield to Maturity:
   Yield to Maturity:

CUSIP: 79548GAK3












Pricing Supplement No. J010

Prospectus Supplement dated December 5, 1997
(To Prospectus dated December 1, 1997)


		    DESCRIPTION OF THE NOTES

General

	  The description in this Pricing Supplement of the particular terms of the Registered Notes offered hereby (the "Notes") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Registered Notes set forth in the accompanying Prospectus, to which reference is hereby made.

Redemption

	  The Notes will be redeemable at the option of the Company, in whole or in part, at a Redemption Price equal to 100% of the Issue Price set forth on the face of this Pricing Supplement plus accrued and unpaid interest
(such redemption an "Optional Redemption"), beginning on August 12,2001 and on any Interest Payment Date occurring thereafter (such date an "Optional Redemption Date"),up to,but excluding the maturity date.

Trustee

	 The "Trustee" under the Senior Debt Indenture will be The First National Bank of Chicago under an indenture dated as of February 8, 1993, as amended from time to time. Section numbers in the The First National Bank of Chicago Senior Debt Indenture take the form "1.01", "2.01" and so forth rather than "101", "201" and so forth. Section references in the accompanying Prospectus should be read accordingly.